Exhibit 99.1

Southern First Reports Results for Fourth Quarter 2022

Greenville, South Carolina, January 24, 2023 – Southern First Bancshares, Inc. (NASDAQ: SFST), holding company for Southern First Bank, today announced its financial results for the three and twelve months ended December 31, 2022.

“Southern First continues to attract talented bankers, and clients are moving their relationships to Southern First at a record pace,” stated Art Seaver, the company’s Chief Executive Officer. “In the fourth quarter of 2022, our team generated the largest loan growth quarter in our company’s history. While this transitional interest rate cycle of the Federal Reserve is weakening our current margin, we continue to grow book value and are excited about our momentum as we head into the new year.”

2022 Fourth Quarter Highlights

●	Net income was $5.5 million, compared to $12.0 million for Q4 2021
●	Diluted earnings per common share were $0.68 per share, compared to $1.49 for Q4 2021
●	Total loans increased 31% to $3.3 billion, compared to $2.5 billion at Q4 2021
●	Total deposits increased 22% to $3.1 billion at Q4 2022, compared to $2.6 billion at Q4 2021
●	Book value per common share increased to $36.76, or 5%, over Q4 2021

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
	2022	2022	2022	2022	2021
Earnings ($ in thousands, except per share data):
Net income available to common shareholders	$5,492	8,413	7,240	7,970	12,005
Earnings per common share, diluted	0.68	1.04	0.90	0.98	1.49
Total revenue(1)	25,826	28,134	27,149	26,091	26,194
Net interest margin (tax-equivalent)(2)	2.88%	3.19%	3.35%	3.37%	3.35%
Return on average assets(3)	0.63%	1.00%	0.92%	1.10%	1.66%
Return on average equity(3)	7.44%	11.57%	10.31%	11.60%	17.61%
Efficiency ratio(4)	63.55%	57.03%	58.16%	56.28%	56.25%
Noninterest expense to average assets(3)	1.87%	1.92%	2.02%	2.03%	2.06%
Balance Sheet ($ in thousands):
Total loans(5)	$3,273,363	3,030,027	2,845,205	2,660,675	2,489,877
Total deposits	3,133,864	3,001,452	2,870,158	2,708,174	2,563,826
Core deposits(6)	2,759,112	2,723,592	2,588,283	2,541,113	2,479,412
Total assets	3,691,981	3,439,669	3,287,663	3,073,234	2,925,548
Book value per common share	36.76	35.99	35.39	34.90	35.07
Loans to deposits	104.45%	100.95%	99.13%	98.25%	97.12%
Holding Company Capital Ratios(7):
Total risk-based capital ratio	12.91%	13.58%	13.97%	14.37%	14.90%
Tier 1 risk-based capital ratio	10.88%	11.49%	11.83%	12.18%	12.65%
Leverage ratio	9.17%	9.44%	9.71%	10.12%	10.18%
Common equity tier 1 ratio(8)	10.44%	11.02%	11.33%	11.65%	12.09%
Tangible common equity(9)	7.98%	8.37%	8.60%	9.06%	9.50%
Asset Quality Ratios:
Nonperforming assets/ total assets	0.07%	0.08%	0.09%	0.15%	0.17%
Classified assets/tier one capital plus allowance for credit losses	4.71%	5.24%	7.29%	7.83%	12.61%
Loans 30 days or more past due/ loans(5)	0.11%	0.07%	0.10%	0.13%	0.09%
Net charge-offs (recoveries)/average loans(5) (YTD annualized)	(0.05%)	(0.06%)	0.02%	0.00%	0.06%
Allowance for credit losses/loans(5)	1.18%	1.20%	1.20%	1.24%	1.22%
Allowance for credit losses/nonaccrual loans	1,470.74%	1,388.87%	1,166.70%	726.88%	625.16%

[Footnotes to table located on page 6]

income statements – Unaudited

	Quarter Ended					Twelve Months Ended
	Dec 31	Sept 30	Jun 30	Mar 31	Dec 31	December 31
(in thousands, except per share data)	2022	2022	2022	2022	2021	2022	2021
Interest income
Loans	$33,939	29,752	26,610	23,931	23,661	114,233	91,599
Investment securities	562	506	448	474	410	1,990	1,335
Federal funds sold	525	676	180	59	66	1,439	233
Total interest income	35,026	30,934	27,238	24,464	24,137	117,662	93,167
Interest expense
Deposits	10,329	5,021	1,844	908	900	18,102	3,909
Borrowings	578	459	510	392	380	1,939	1,526
Total interest expense	10,907	5,480	2,354	1,300	1,280	20,041	5,435
Net interest income	24,119	25,454	24,884	23,164	22,857	97,621	87,732
Provision (reversal) for loan losses	2,325	950	1,775	1,105	(4,200)	6,155	(12,400)
Net interest income after provision for loan losses	21,794	24,504	23,109	22,059	27,057	91,466	100,132
Noninterest income
Mortgage banking income	291	1,230	1,184	1,494	1,931	4,198	11,376
Service fees on deposit accounts	187	194	209	191	200	782	757
ATM and debit card income	575	559	563	528	560	2,225	2,092
Income from bank owned life insurance	344	315	315	315	312	1,289	1,231
Loss on disposal of fixed assets	-	-	(394)	-	-	(394)	-
Other income	310	382	388	399	334	1,480	1,645
Total noninterest income	1,707	2,680	2,265	2,927	3,337	9,580	17,101
Noninterest expense
Compensation and benefits	9,576	9,843	9,915	9,456	9,208	38,790	36,103
Occupancy	2,666	2,442	2,219	1,778	2,081	9,105	6,956
Other real estate owned expenses	-	-	-	-	-	-	385
Outside service and data processing costs	1,521	1,529	1,528	1,533	1,395	6,112	5,468
Insurance	551	507	367	260	342	1,686	1,149
Professional fees	788	555	693	599	682	2,635	2,589
Marketing	282	338	329	269	260	1,216	905
Other	1,029	832	737	790	767	3,389	2,875
Total noninterest expenses	16,413	16,046	15,788	14,685	14,735	62,933	56,430
Income before provision for income taxes	7,088	11,138	9,586	10,301	15,659	38,113	60,803
Income tax expense	1,596	2,725	2,346	2,331	3,654	8,998	14,092
Net income available to common shareholders	$5,492	8,413	7,240	7,970	12,005	29,115	46,711

Earnings per common share – Basic	$0.69	1.06	0.91	1.00	1.52	3.66	5.96
Earnings per common share – Diluted	0.68	1.04	0.90	0.98	1.49	3.61	5.85
Basic weighted average common shares	7,971	7,972	7,945	7,932	7,877	7,958	7,844
Diluted weighted average common shares	8,071	8,065	8,075	8,096	8,057	8,072	7,989

[Footnotes to table located on page 6]

Net income for the fourth quarter of 2022 was $5.5 million, or $0.68 per diluted share, a $2.9 million decrease from the third quarter of 2022 and a $6.5 million decrease from the fourth quarter of 2021. Net interest income decreased $1.3 million for the fourth quarter of 2022, compared to the third quarter of 2022, and increased $1.3 million, or 5.5%, compared to the fourth quarter of 2021. The decrease in net interest income from the prior quarter was driven by an increase in interest expense on our deposit accounts related to the Federal Reserve’s 425-basis point increase in the federal funds rate. The increase in net interest income from the fourth quarter of 2021 related to growth in our loan portfolio, partially offset by the higher interest expense on our deposit accounts.

The provision for credit losses was $2.3 million for the fourth quarter of 2022, compared to $950 thousand for the third quarter of 2022 and a reversal of $4.2 million for the fourth quarter of 2021. The provision expense during the fourth quarter of 2022, calculated under the Current Expected Credit Loss (“CECL”) methodology adopted effective January 1, 2022, includes a $2.3 million provision for loan losses and a $25 thousand provision for unfunded commitments. The increased provision during the fourth quarter was driven by $243.3 million of loan growth. The reversal in the provision during the fourth quarter of 2021 was driven by improvement in economic conditions after the onset of the pandemic.

Noninterest income totaled $1.7 million for the fourth quarter of 2022, a $973 thousand decrease from the third quarter of 2022 and a $1.6 million decrease from the fourth quarter of 2021. In prior quarters, mortgage banking income has been the largest component of our noninterest income; however, due to lower mortgage origination volume during the past 12 months, combined with our strategy to keep a larger percentage of these loans in our portfolio, mortgage banking income decreased to $291 thousand from prior quarter income of $1.2 million and from income of $1.9 million for the prior year.

Noninterest expense for the fourth quarter of 2022 was $16.4 million, a $367 thousand increase from the third quarter of 2022, and a $1.7 million increase from the fourth quarter of 2021. The increase in noninterest expense from the previous quarter was driven by increases in occupancy, professional fees, and other noninterest expenses, while the increase from the prior year related to increases in compensation and benefits, occupancy, insurance and other noninterest expenses. In comparison to the prior quarter, the increases in occupancy, professional fees and other noninterest expenses were due to higher property tax expenses, an increase in legal and accounting/audit costs, as well as an increase in FDIC insurance premiums. Compensation and benefits expense increased from the prior year primarily due to the hiring of new team members, combined with annual salary increases, while the increase in occupancy expense relates to costs associated with the relocation of our headquarters. In addition, our insurance costs increased during 2022 due to higher FDIC insurance premiums and our noninterest expense increase reflects higher travel and entertainment costs as well as an increase in fraud losses.

Our effective tax rate was 22.5% for the fourth quarter, a decrease from 24.5% for the prior quarter of 2022 and 23.3% for the fourth quarter of 2021. The lower tax rate in the fourth quarter of 2022 relates to the greater impact of our tax-exempt and equity compensation transactions on our tax rate during the quarter.

Net interest income and margin - Unaudited

				For the Three Months Ended
	December 31, 2022			September 30, 2022			December 31, 2021
(dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)	Average Balance	Income/ Expense	Yield/ Rate(3)
Interest-earning assets
Federal funds sold and interest-bearing deposits	$60,176	$525	3.46%	$122,071	$676	2.20%	$138,103	$66	0.19%
Investment securities, taxable	86,594	515	2.36%	91,462	449	1.95%	107,181	351	1.30%
Investment securities, nontaxable(2)	9,987	61	2.42%	10,160	74	2.89%	11,695	75	2.56%
Loans(10)	3,165,061	33,939	4.25%	2,941,350	29,752	4.01%	2,452,677	23,661	3.83%
Total interest-earning assets	3,321,818	35,040	4.18%	3,165,043	30,951	3.88%	2,709,656	24,153	3.54%
Noninterest-earning assets	162,924			159,233			153,284
Total assets	$3,484,742			$3,324,726			$2,862,940
Interest-bearing liabilities
NOW accounts	$343,541	379	0.44%	$361,500	178	0.20%	$330,067	64	0.08%
Savings & money market	1,529,532	7,657	1.99%	1,417,181	3,663	1.03%	1,278,930	637	0.20%
Time deposits	405,907	2,293	2.24%	361,325	1,180	1.30%	155,708	199	0.51%
Total interest-bearing deposits	2,278,980	10,329	1.80%	2,140,006	5,021	0.93%	1,764,705	900	0.20%
FHLB advances and other borrowings	7,594	81	4.23%	1,357	10	2.92%	-	-	-%
Subordinated debentures	36,197	497	5.45%	36,169	449	4.93%	36,089	380	4.18%
Total interest-bearing liabilities	2,322,771	10,907	1.86%	2,177,532	5,480	1.00%	1,800,794	1,280	0.28%
Noninterest-bearing liabilities	869,314			858,202			791,700
Shareholders’ equity	292,657			288,542			270,446
Total liabilities and shareholders’ equity	$3,484,742			$3,324,276			$2,862,940
Net interest spread			2.32%			2.88%			3.26%
Net interest income (tax equivalent) / margin		$24,133	2.88%		$25,471	3.19%		$22,873	3.35%
Less: tax-equivalent adjustment(2)		14			17			16
Net interest income		$24,119			$25,454			$22,857

[Footnotes to table located on page 6]

Net interest income was $24.1 million for the fourth quarter of 2022, a $1.3 million decrease from the third quarter, driven by a $5.4 million increase in interest expense, partially offset by a $4.1 million increase in interest income, on a taxable basis.

The increase in interest expense was driven by $139.0 million growth in average interest-bearing deposit balances at an average rate of 1.80%, an 87-basis points increase over the previous quarter, partially offset by $223.7 million growth in average loan balances at a yield of 4.25%, an increase of 24-basis points from the third quarter of 2022. In comparison to the fourth quarter of 2021, net interest income increased $1.3 million, resulting primarily from $712.4 million growth in average loan balances during 2022, combined with a 42-basis point increase in loan yield. Our net interest margin, on a tax-equivalent basis, was 2.88% for the fourth quarter of 2022, a 31-basis point decrease from 3.19% from the third quarter of 2022 and a 47-basis point decrease from 3.35% for the fourth quarter of 2021. As a result of the Federal Reserve’s 425-basis point interest rate hikes during 2022, the yield on our interest-earning assets has increased by 64-basis points during the fourth quarter of 2022 in comparison to the fourth quarter of 2021. However, the rate on our interest-bearing liabilities, specifically our interest-bearing deposits, has increased by 158-basis points during the same time period, resulting in the lower net interest margin during the fourth quarter of 2022.

Balance sheets - Unaudited

	Ending Balance
	December 31	September 30	June 30	March 31	December 31
(in thousands, except per share data)	2022	2022	2022	2022	2021
Assets
Cash and cash equivalents:
Cash and due from banks	$18,788	16,530	21,090	20,992	21,770
Federal funds sold	101,277	139,544	124,462	95,093	86,882
Interest-bearing deposits with banks	50,809	4,532	36,538	33,131	58,557
Total cash and cash equivalents	170,874	160,606	182,090	149,216	167,209
Investment securities:
Investment securities available for sale	93,347	91,521	98,991	106,978	120,281
Other investments	10,833	5,449	5,065	4,104	4,021
Total investment securities	104,180	96,970	104,056	111,082	124,302
Mortgage loans held for sale	3,917	9,243	18,329	17,840	13,556
Loans(5)	3,273,363	3,030,027	2,845,205	2,660,675	2,489,877
Less allowance for credit losses	(38,639)	(36,317)	(34,192)	(32,944)	(30,408)
Loans, net	3,234,724	2,993,710	2,811,013	2,627,731	2,459,469
Bank owned life insurance	51,122	50,778	50,463	50,148	49,833
Property and equipment, net	99,183	99,530	96,674	95,129	92,370
Deferred income taxes	12,522	18,425	15,078	10,635	8,397
Other assets	15,459	10,407	9,960	10,859	10,412
Total assets	$3,691,981	3,439,669	3,287,663	3,072,640	2,925,548
Liabilities
Deposits	$3,133,864	3,001,452	2,870,158	2,708,174	2,563,826
FHLB Advances	175,000	60,000	50,000	-	-
Subordinated debentures	36,214	36,187	36,160	36,133	36,106
Other liabilities	52,391	54,245	48,708	49,809	47,715
Total liabilities	3,397,469	3,151,884	3,005,026	2,794,116	2,647,647
Shareholders’ equity
Preferred stock - $.01 par value; 10,000,000 shares authorized	-	-	-	-	-
Common Stock - $.01 par value; 10,000,000 shares authorized	80	80	80	80	79
Nonvested restricted stock	(3,306)	(3,348)	(3,230)	(3,425)	(1,435)
Additional paid-in capital	119,027	118,433	117,714	117,286	114,226
Accumulated other comprehensive loss	(13,410)	(14,009)	(10,143)	(6,393)	(740)
Retained earnings	192,121	186,629	178,216	170,976	165,771
Total shareholders’ equity	294,512	287,785	282,637	278,524	277,901
Total liabilities and shareholders’ equity	$3,691,981	3,439,669	3,287,663	3,072,640	2,925,548
Common Stock
Book value per common share	$36.76	35.99	35.39	34.90	35.07
Stock price:
High	49.50	47.16	50.09	65.02	64.73
Low	41.46	41.66	42.25	50.84	52.73
Period end	45.75	41.66	43.59	50.84	62.49
Common shares outstanding	8,011	7,997	7,986	7,981	7,925

[Footnotes to table located on page 6]

Asset quality measures - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2022	2022	2022	2022	2021
Nonperforming Assets
Commercial
Non-owner occupied RE	$247	253	259	265	270
Commercial business	182	79	-	-	-
Consumer
Real estate	207	-	183	739	989
Home equity	195	197	200	815	653
Nonaccruing troubled debt restructurings	1,796	2,086	2,289	2,713	2,952
Total nonaccrual loans	2,627	2,615	2,931	4,532	4,864
Other real estate owned	-	-	-	-	-
Total nonperforming assets	$2,627	2,615	2,931	4,532	4,864
Nonperforming assets as a percentage of:
Total assets	0.07%	0.08%	0.09%	0.15%	0.17%
Total loans	0.08%	0.09%	0.10%	0.17%	0.20%
Accruing troubled debt restructurings (TDRs)	$4,503	4,683	3,558	3,241	3,299
Classified assets/tier 1 capital plus allowance for credit losses	4.71%	5.24%	7.29%	7.83%	12.61%

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2022	2022	2022	2022	2021
Allowance for Credit Losses
Balance, beginning of period	$36,317	34,192	32,944	30,408	36,075
CECL adjustment	-	-	-	1,500	-
Loans charged-off	-	-	(316)	(169)	(1,509)
Recoveries of loans previously charged-off	22	1,600	39	180	42
Net loans (charged-off) recovered	22	1,600	(277)	11	(1,467)
Provision for credit losses	2,300	525	1,525	1,025	(4,200)
Balance, end of period	$38,639	36,317	34,192	32,944	30,408
Allowance for credit losses to gross loans	1.18%	1.20%	1.20%	1.24%	1.22%
Allowance for credit losses to nonaccrual loans	1,470.74%	1,388.87%	1,166.70%	726.88%	625.22%
Net charge-offs to average loans QTD (annualized)	0.00%	(0.22%)	0.04%	0.00%	0.24%

Total nonperforming assets remained at $2.6 million for the fourth quarter of 2022, representing 0.07% of total assets, compared to 0.08% in the third quarter of 2022. During the fourth quarter of 2022, our classified asset ratio improved to 4.71% from 12.61% in the fourth quarter of 2021. The improvement over the fourth quarter of 2021 was primarily the result of six hotel loans, or $18.5 million in the aggregate, we upgraded from substandard during 2022.

Effective January 1, 2022, we early adopted the CECL methodology for estimating credit losses, which resulted in an increase of $1.5 million to our allowance for credit losses and an increase of $2.0 million to our reserve for unfunded commitments. The tax-effected impact of these two items totaled $2.8 million and was recorded as an adjustment to our retained earnings as of January 1, 2022.

On December 31, 2022, the allowance for credit losses was $38.6 million, or 1.18% of total loans, compared to $36.3 million, or 1.20% of total loans, at September 30, 2022, and $30.4 million, or 1.22% of total loans, at December 31, 2021. We had negligible net recoveries of $22 thousand for the fourth quarter of 2022 compared to net recoveries of $1.6 million for the third quarter of 2022 and net charge-offs of $1.5 million for the fourth quarter of 2021. There was a provision for credit losses of $2.3 million for the fourth quarter of 2022 compared to a provision of $525 thousand for the third quarter of 2022 and a reversal of $4.2 million for the fourth quarter of 2021.

LOAN COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2022	2022	2022	2022	2021
Commercial
Owner occupied RE	$612,901	572,972	551,544	527,776	488,965
Non-owner occupied RE	862,579	799,569	741,263	705,811	666,833
Construction	109,726	85,850	84,612	75,015	64,425
Business	468,112	419,312	389,790	352,932	333,049
Total commercial loans	2,053,318	1,877,703	1,767,209	1,661,534	1,553,272
Consumer
Real estate	931,278	873,471	812,130	745,667	694,401
Home equity	179,300	171,904	161,512	155,678	154,839
Construction	80,415	77,798	76,878	72,627	59,846
Other	29,052	29,151	27,476	25,169	27,519
Total consumer loans	1,220,045	1,152,324	1,077,996	999,141	936,605
Total gross loans, net of deferred fees	3,273,363	3,030,027	2,845,205	2,660,675	2,489,877
Less—allowance for credit losses	(38,639)	(36,317)	(34,192)	(32,944)	(30,408)
Total loans, net	$3,234,724	2,993,710	2,811,013	2,627,731	2,459,469

DEPOSIT COMPOSITION - Unaudited

	Quarter Ended
	December 31	September 30	June 30	March 31	December 31
(dollars in thousands)	2022	2022	2022	2022	2021
Non-interest bearing	$804,115	791,050	799,169	779,262	768,650
Interest bearing:
NOW accounts	318,030	357,862	364,189	416,322	401,788
Money market accounts	1,506,418	1,452,958	1,320,329	1,238,866	1,201,099
Savings	40,673	42,335	41,944	41,630	39,696
Time, less than $250,000	32,469	79,387	62,340	57,972	61,122
Time and out-of-market deposits, $250,000 and over	432,159	277,860	282,187	174,122	91,471
Total deposits	$3,133,864	3,001,452	2,870,158	2,708,174	2,563,826

Footnotes to tables:
(1)	Total revenue is the sum of net interest income and noninterest income.
(2)	The tax-equivalent adjustment to net interest income adjusts the yield for assets earning tax-exempt income to a comparable yield on a taxable basis.
(3)	Annualized for the respective three-month period.
(4)	Noninterest expense divided by the sum of net interest income and noninterest income.
(5)	Excludes mortgage loans held for sale.
(6)	Excludes out of market deposits and time deposits greater than $250,000.
(7)	December 31, 2022 ratios are preliminary.
(8)	The common equity tier 1 ratio is calculated as the sum of common equity divided by risk-weighted assets.
(9)	The tangible common equity ratio is calculated as total equity less preferred stock divided by total assets.
(10)	Includes mortgage loans held for sale.

About Southern First Bancshares

Southern First Bancshares, Inc., Greenville, South Carolina is a registered bank holding company incorporated under the laws of South Carolina. The company’s wholly owned subsidiary, Southern First Bank, is the second largest bank headquartered in South Carolina. Southern First Bank has been providing financial services since 1999 and now operates in 12 locations in the Greenville, Columbia, and Charleston markets of South Carolina as well as the Charlotte, Triangle and Triad regions of North Carolina and Atlanta, Georgia. Southern First Bancshares has consolidated assets of approximately $3.7 billion and its common stock is traded on The NASDAQ Global Market under the symbol “SFST.” More information can be found at www.southernfirst.com.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements are identified by words such as “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” “target,” and “project,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by our company or any person that the future events, plans, or expectations contemplated by our company will be achieved.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) competitive pressures among depository and other financial institutions may increase significantly and have an effect on pricing, spending, third-party relationships and revenues; (2) the strength of the United States economy in general and the strength of the local economies in which the company conducts operations may be different than expected; (3) the rate of delinquencies and amounts of charge-offs, the level of allowance for credit loss, the rates of loan and deposit growth as well as pricing of each product, or adverse changes in asset quality in our loan portfolio, which may result in increased credit risk-related losses and expenses; (4) changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, changes affecting oversight of the financial services industry or consumer protection; (5) the impact of changes to Congress on the regulatory landscape and capital markets; (6) adverse conditions in the stock market, the public debt market and other capital markets (including changes in interest rate conditions) could have a negative impact on the company; (7) changes in interest rates, which may affect the company’s net income, interest expense, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of the company’s assets, including its investment securities; and (8) changes in accounting principles, policies, practices, or guidelines. Additional factors that could cause our results to differ materially from those described in the forward-looking statements can be found in our reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the SEC and available at the SEC’s Internet site (http://www.sec.gov). All subsequent written and oral forward-looking statements concerning the company or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.

FINANCIAL CONTACT: MIKE DOWLING 864-679-9070

MEDIA CONTACT: ART SEAVER 864-679-9010

WEB SITE: www.southernfirst.com